Exhibit 99.1

Quest Diagnostics Incorporated
3 Giralda Farms
Madison, New Jersey 07940

Contacts:

Gary Samuels (Media):	973-520-2800

Laure Park (Investors):	973-520-2900

FOR IMMEDIATE RELEASE

QUEST DIAGNOSTICS FINALIZES PREVIOUSLY ANNOUNCED SETTLEMENT WITH
GOVERNMENT RELATED TO TEST KIT SUBSIDIARY CLOSED IN 2006

Madison, NJ, April 15, 2009 -- Quest Diagnostics Incorporated (NYSE: DGX) today announced it finalized resolution of the previously disclosed federal government investigation related to certain test kits manufactured by NID, a test kit manufacturing subsidiary closed voluntarily in 2006. Quest Diagnostics cooperated with the government since its investigation began in 2004.

Quest Diagnostics will pay $262 million to settle the civil investigation. While the company disagrees with and does not admit to the government’s civil allegations, it agreed to the settlement to put the matter behind it. Also, the company entered into a Corporate Integrity Agreement with the government. In addition, NID agreed to enter a guilty plea to misbranding and to pay a $40 million fine. The misbranding charge was based on claims by NID concerning performance of a test kit, which, at times, were not true. The payments totaling $302 million have been previously reserved.

“Quest Diagnostics conducts its business with the highest standards of quality and integrity, and we regard NID’s failure to meet our standards as unacceptable,” said Michael E. Prevoznik, Senior Vice President and General Counsel of Quest Diagnostics. “This settlement resolves a five-year old government investigation, and puts it behind us. We are strongly committed to fulfilling the terms of the Corporate Integrity Agreement, and already have in place many of the Agreement’s requirements.”

Quest Diagnostics also expects to enter into separate settlement agreements with certain states totaling approximately $6 million. The amounts expected to be paid have also been previously reserved.

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care.

Exhibit 99.1

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in "Business" in Part I, Item 1, "Risk Factors" and "Cautionary Factors that May Affect Future Results" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures About Market Risk" in Part II, Item 7A in the company's 2008 Annual Report on Form 10-K and other items throughout the Form 10-K and Current Reports on Form 8-K.

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